NAVTECH, INC. and SUBSIDIARIES
EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statements No. 333-32648, 333-32656 and 333-58756 of Navtech Inc. on Form S-8 of our report dated January 25, 2006, appearing in this Annual Report on Form 10-KSB of Navtech Inc. for the year ended October 31, 2005.

/s/ Deloitte & Touche LLP
Kitchener, Ontario
January 25, 2006